Exhibit 99.1

MyoKardia Reports Second Quarter 2018 Financial Results

Company to Host Conference Call and Webcast Today at 4:30 p.m. ET (1:30 p.m. PT)

SOUTH SAN FRANCISCO, Calif., August 8, 2018 – MyoKardia, Inc. (Nasdaq: MYOK), a clinical-stage biopharmaceutical company pioneering precision medicine for the treatment of cardiovascular diseases, today reported financial results for the quarter ended June 30, 2018.

“This quarter saw MyoKardia initiate three new clinical studies, including the advancement of our lead investigational compound, mavacamten, into a pivotal Phase 3 clinical trial which represents one of the most important milestones in MyoKardia’s five-year history. The EXPLORER-HCM study should provide meaningful data on how mavacamten treatment impacts patients’ symptoms and how they function, potentially leading the way to a new and much-needed treatment option for people with obstructive hypertrophic cardiomyopathy,” said Tassos Gianakakos, Chief Executive Officer. “Advancements across our broader pipeline can also be expected in the coming months as MYK-491 enters into a Phase 2 clinical trial in dilated cardiomyopathy and data from our ongoing Phase 1 study in DCM patients become available.  Additionally, our research platform and discovery-stage pipeline continue to advance, and we look forward to sharing more details about our research programs in the coming months.”

Recent Clinical Program Highlights

Mavacamten for Hypertrophic Cardiomyopathy (HCM)

-

Dosed First Patient in Phase 3 EXPLORER-HCM Clinical Trial of Mavacamten in oHCM: The pivotal EXPLORER-HCM trial will enroll 220 patients with obstructive hypertrophic cardiomyopathy (oHCM), randomized to receive individualized doses of mavacamten or placebo.  The primary endpoint for the study will be clinical response. Clinical response can be achieved by meeting either of two definitions: 1) an improvement of at least 1.5 mL/kg/min in peak VO2 accompanied by a reduction from baseline of at least one New York Heart Association (NYHA) functional class, or 2) an improvement from baseline of 3.0 mL/kg/min or greater in peak VO2 without worsening in NYHA functional class.  MyoKardia expects to report topline results from the Phase 3 trial in the second half of 2020.

o

A long-term extension (LTE) study of patients who complete the Phase 3 EXPLORER-HCM or the Phase 2 MAVERICK-HCM trial is expected to begin by the end of 2018. The Mava-LTE study is part of the overall mavacamten registration package reviewed with the FDA.

-

Dosed First Patient in Phase 2 MAVERICK-HCM Clinical Trial of Mavacamten in nHCM: The Phase 2 MAVERICK-HCM trial is designed to assess the safety and tolerability of a 16-week treatment course of mavacamten in patients with symptomatic, non-obstructive HCM (nHCM).  The MAVERICK-HCM trial will enroll approximately 60 patients, randomized into three groups to receive either one of two dose concentrations of mavacamten or placebo.  MyoKardia expects to report data from the MAVERICK-HCM study in the second half of 2019.

-

Enrolled First Patient in PIONEER Open-Label Extension Study: Enrollment of patients who previously completed the Phase 2 PIONEER-HCM trial has begun in the open-label extension study, PIONEER-OLE.  The PIONEER-OLE study is intended to provide data on longer-term exposure to mavacamten.  MyoKardia expects to report interim data from this trial in the first quarter of 2019.

MYK-491 for Dilated Cardiomyopathy (DCM)

-

Continued Enrollment in Phase 1b Clinical trial of MYK-491 in DCM Patients:  The randomized, double-blind, placebo-controlled Phase 1b trial of MYK-491 in symptomatic DCM patients is ongoing.   The objectives of this trial are to assess safety, tolerability, preliminary pharmacokinetics and pharmacodynamics of MYK-491 in DCM patients, and MyoKardia expects to report data in the second half of 2018.  A Phase 2 clinical study of MYK-491 in DCM patients is expected to begin in the second half of 2018.

Corporate Updates

-

Completed Successful Follow-on Offering:  MyoKardia completed a follow-on offering of 3,961,174 shares of common stock, including the partial exercise of the underwriters’ over-allotment option, at a public offering price of $49.00 per share, raising $181.9 million in net proceeds. MyoKardia anticipates utilizing net proceeds from the offering to fund research and development activities for its development programs, including the EXPLORER-HCM and MAVERICK-HCM clinical trials of mavacamten, the advancement of MYK-491 and the company’s ongoing preclinical, discovery and research programs.

Second Quarter 2018 Financial Results

-

Cash Position: Cash, cash equivalents and investments (short-term and long-term) as of June 30, 2018 were $426.2 million, compared to $276.4 million as of December 31, 2017. The increase in the company’s cash position is primarily attributable to MyoKardia’s follow-on financing in the second quarter of 2018, which raised $181.9 million in net proceeds.

-

Revenues: Collaboration and license revenue was $6.6 million during the second quarter 2018, compared with $3.0 million during the second quarter of 2017. For the six months ended June 30, 2018, revenue from partner payments was $12.0 compared to $5.4 million for the first six months of 2017. The increase in collaboration revenue in 2018 is attributable to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the $45 million payment received from Sanofi S.A. (Sanofi) in the first quarter of 2017 is now being recognized based on research and development costs incurred in a particular period relative to the estimated total program costs to be incurred in the two-year period ending December 31, 2018.

-

R&D Expenses: Research and development expenses were $17.2 million, net of Sanofi reimbursement credits of $4.3 million, for the second quarter of 2018, up from $13.7 million for the same period in 2017. R&D expenses in the first half of 2018 were $33.8 million, net of reimbursement credits of $7.1 million, up from $25.6 million for the same period in 2017. Sanofi reimbursement payments for the six-month period totaled $11.8 million.  The increase in R&D expenses was driven by clinical trial activity for mavacamten, MYK-491 and preclinical programs, an increase in headcount, and stock-based compensation expense.

-

G&A Expenses: General and administrative expenses were $8.9 million for the three months ended June 30, 2018, compared to $5.1 million for the same period in 2017. For the first half of 2018, G&A expenses were $16.2 compared to $10.6 million in the same period of 2017. The increase in G&A expenses was primarily attributable to an increase in headcount, as well as stock-based compensation expense.

-

Net Loss: Net loss was $18.4 million ($0.49 per share) for the second quarter of 2018, compared to a net loss of $15.5 million ($0.50 per share) for the second quarter of 2017. For the six months ended June 30, 2018, net loss was $36.2 million ($0.99 per share) compared to $30.2 million ($0.97 per share) during the same period of 2017.

Based on the company’s current balance of cash and investments, plus anticipated payments from Sanofi, MyoKardia estimates having sufficient funds to execute on current operating plans into 2021.

Conference Call and Webcast

MyoKardia management will host a conference call and live audio webcast today, August 8, at 4:30 p.m. ET / 1:30 p.m. PT to review second quarter 2018 financial results. The call may be accessed by phone by calling 844-494-0193 from the U.S. and Canada or 508-637-5584 internationally and using the conference ID 6176898. The webcast may be accessed live on the Investor Relations section of the company's website at http://investors.myokardia.com.  A replay of the webcast will be available on the MyoKardia website for 90 days following the call.

About MyoKardia

MyoKardia is a clinical-stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and rare cardiovascular diseases.  MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has generated a pipeline of therapeutic programs for the chronic treatment of two of the most prevalent forms of heritable cardiomyopathy – hypertrophic cardiomyopathy (HCM), and dilated cardiomyopathy (DCM). MyoKardia’s most advanced product candidate is mavacamten (formerly MYK-461), a novel, oral, allosteric modulator of cardiac myosin intended to reduce hypercontractility. Mavacamten is being studied in a pivotal Phase 3 clinical trial, known as EXPLORER-HCM, in patients with symptomatic, obstructive HCM. MyoKardia is also developing mavacamten in a second indication, non-obstructive HCM, in the Phase 2 MAVERICK-HCM clinical trial.  MYK-491, MyoKardia’s second product candidate, is intended to increase contractility and is currently being evaluated in a Phase 1b study in DCM patients. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry (SHaRe), a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia’s mission is to change the world for patients with serious cardiovascular disease through bold and innovative science.

Forward-Looking Statements

Statements we make in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identified by the use of words such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, including statements regarding the clinical and therapeutic potential of mavacamten and MYK-491, the progress of and availability of data from the Company’s ongoing Phase 3 EXPLORER-HCM trial of mavacamten in oHCM patients, Phase 2 MAVERICK-HCM trial of mavacamten in nHCM patients and PIONEER-OLE study of mavacamten, the commencement of the Company’s planned LTE study of mavacamten, the progress of and availability of data from the Company’s ongoing Phase 1 study of MYK-491 in DCM patients, the commencement of the Company’s planned Phase 2 study of MYK-491, the advancement of the Company’s research programs, as well as the timing of these events, and the Company’s expected cash runway and ability to receive additional payments from its collaboration agreement with Sanofi, reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with the development and regulation of our product candidates, as well as those set forth in our Annual Report on Form 10-K for the year ended December 31, 2017, and our other filings with the SEC. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Michelle Corral

Corporate Communications & Investor Relations

MyoKardia, Inc.

650-351-4690

mcorral@myokardia.com

Hannah Deresiewicz (Investors)

Stern Investor Relations, Inc.

212-362-1200

hannahd@sternir.com

Steven Cooper (Media)

Edelman

415-486-3264

steven.cooper@edelman.com

MYOKARDIA, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2018	December 31, 2017
		As Revised
Assets
Current assets
Cash and cash equivalents	$346,827	$224,571
Short-term investments	51,766	31,933
Receivable from collaboration partner	—	1,013
Prepaid expenses and other current assets	2,604	1,876
Total current assets	401,197	259,393
Property and equipment, net	4,883	3,147
Long-term investments	27,648	19,900
Other long-term assets	426	368
Total assets	$434,154	$282,808
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,766	$2,301
Accrued liabilities	13,553	11,639
Prepayment from collaboration partner	9,115	4,432
Deferred revenue	21,588	33,558
Total current liabilities	47,022	51,930
Other long-term liabilities	99	202
Total liabilities	47,121	52,132
Commitments and contingencies (Note 6)
Stockholders’ equity
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 150,000,000 and 150,000,000 shares authorized at June 30, 2018 and December 31, 2017, respectively; 40,049,160 and 35,812,791 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	4	4
Additional paid-in capital	558,376	365,719
Accumulated other comprehensive loss	(259)	(192)
Accumulated deficit	(171,088)	(134,855)
Total stockholders’ equity	387,033	230,676
Total liabilities and stockholders’ equity	$434,154	$282,808

MYOKARDIA, INC.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
		As Revised		As Revised
Collaboration and license revenue	$6,639	$3,001	$11,970	$5,411
Operating expenses:
Research and development	17,218	13,689	33,836	25,606
General and administrative	8,912	5,082	16,225	10,558
Total operating expenses	26,130	18,771	50,061	36,164
Loss from operations	(19,491)	(15,770)	(38,091)	(30,753)
Interest and other income, net	1,078	309	1,858	530
Net loss	(18,413)	(15,461)	(36,233)	(30,223)
Other comprehensive income (loss)	70	(3)	(67)	(58)
Comprehensive loss	(18,343)	(15,464)	(36,300)	(30,281)
Net loss attributable to common stockholders	$(18,413)	$(15,461)	$(36,233)	$(30,223)
Net loss per share attributable to common stockholders, basic and diluted	$(0.49)	$(0.50)	$(0.99)	$(0.97)
Weighted average number of shares used to compute net loss per share attributable to common stockholders, basic and diluted	37,440,024	31,200,773	36,620,747	31,151,216

###